Exhibit 99.1

Progress Energy announces merchant generation asset sales, new tolling agreements

RALEIGH, N.C. (May 8, 2006) - Progress Energy [NYSE: PGN] announced today that it has entered into a series of transactions having approximately $1 billion of value with two subsidiaries of Southern Company [NYSE: SO]. Progress Energy will sell outright 1,245 megawatts of merchant generation in Florida and North Carolina to Southern Power, a subsidiary of Southern Company. In addition, Progress Energy’s subsidiary, Progress Ventures (PV), has entered into new contracts to (1) sell 1,039 megawatts of combustion turbine resources in a tolling contract to Georgia Power, a subsidiary of Southern Company, for 2009-2024 and (2) purchase 621 megawatts of combined-cycle resources in a tolling contract from Southern Power for 2009-2015. (See attached graphic depiction of transactions)

[Graphic Omitted]

“We are executing our overall corporate strategy to reduce debt, while optimizing the value of our assets within Progress Ventures,” said Mark Mulhern, president, Progress Ventures. "The asset sales provide cash for debt reduction, while the new tolling agreements give us a more predictable revenue stream for our peaking units and the combined-cycle toll provides a more cost-effective generation solution for our Georgia customers.”

Generation asset sales

PV has entered into definitive agreements to sell its DeSoto County Generating Co., LLC (DeSoto) and Rowan County Power, LLC (Rowan) subsidiaries, including certain existing power supply contracts to Southern Power for a total purchase price of $405 million in cash, subject to adjustments as provided in the purchase agreements. DeSoto owns a 320-MW dual-fuel combustion turbine electric generation facility in DeSoto County, Fla. The sale of DeSoto is expected to close during the second quarter of 2006. Rowan owns a 925-MW dual-fuel combined-cycle and combustion turbine electric generation facility in Rowan County, N.C.

The sale of Rowan is expected to close during the third quarter of 2006. Southern Power has the option to terminate the contract to purchase Rowan at any time on or before June 15, 2006, permitting Southern Power to complete negotiations for additional wholesale agreements. The closings of both the DeSoto and Rowan transactions are subject to state and federal regulatory approvals and customary closing conditions.

The $405 million of proceeds will be used for debt reduction at the holding company.

As a result of the decision to divest DeSoto and Rowan, the company anticipates recording a noncash after-tax impairment charge in the second quarter of approximately $70 million.

New Tolling agreements

As part of the strategy to reduce Progress Ventures’ risk profile, PV has entered into the following transactions, which produce in excess of $500 million in revenue over the term of the contracts:

During March and April 2006, subsidiaries of PV entered into three tolling agreements for the sale of approximately 1,039 MW of combustion turbine capacity and associated energy to Georgia Power. The three separate tolling agreements were executed by PV subsidiaries Washington County Power, LLC (302 MW), Walton County Power, LLC (436 MW) and MPC Generating, LLC (301 MW). The term of each of the agreements is from June 1, 2009, until May 31, 2024. Under the tolling agreements, PV will receive payments for capacity, variable operating and maintenance costs, and startup costs. Georgia Power will deliver fuel (gas or oil as applicable) and receive electrical energy delivered onto the Georgia Integrated Transmission System (GITS) at each plant’s transmission interconnection.

Also during April 2006, Progress Ventures entered into a tolling agreement for the purchase of approximately 621 MW of combined-cycle capacity from Southern Power. The term of the tolling agreement with Southern Power is from January 1, 2009, until December 31, 2015. Under the tolling agreement, PV will pay for capacity, variable operating and maintenance costs, and startup costs. PV will also deliver fuel to the combined-cycle facility and receive electrical energy delivered onto the GITS.

The combination of the tolling contracts described above result in: (1) a long-term revenue stream established from the Georgia Power contracts on over 1,000 MW of simple-cycle combustion turbines through 2024, and (2) contractual rights to 621 MW of combined-cycle resources on the GITS to provide Progress Ventures with an optimal generation resource mix to cost effectively meet the growing needs of its Georgia Electric Membership Cooperative customers.

Progress Energy, headquartered in Raleigh, N.C., is a Fortune 250 diversified energy company with more than 24,500 megawatts of generation capacity and $10 billion in annual revenues. The company's holdings include two electric utilities serving approximately 3 million customers in North Carolina, South Carolina and Florida. Progress Energy also includes operations covering merchant generation, energy marketing and natural gas exploration. Progress Energy was the 2005 recipient of the prestigious J.D. Power and Associates Founder’s Award for dedication, commitment and sustained improvement in customer service. For more information about Progress Energy, visit the company's Web site at http://www.progress-energy.com.

Caution Regarding Forward-Looking Information:

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, by their very nature, involve assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Any forward-looking statement speaks only as of the date such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.

Other risk factors are detailed from time to time in our SEC reports. All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our ability to control or estimate precisely. Additionally, new factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the effect each such factor will have on us.

# # #

Contacts:

Investor Relations, Bob Drennan, 919-546-7474
Corporate Communications, Keith Poston, 919-546-6189, or toll-free 877-641-NEWS (6397)